Exhibit 3

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(After Issuance of Stock)

DISCOVERY INVESTMENTS INC.
Name of corporation

We the undersigned Donald Bell, President and Donald Bell, Secretary of Discovery Investments Inc. do hereby certify:

        That the Board of Directors of said corporation at a meeting duly convened, held on the 30th of June, 2002, adopted a resolution to amend the original articles as follows:

RESOLVED: That Article IV: Section 4.01 of the Articles of Incorporation be amended to read in full as follows:

"Section 4.01 - Number and Class. The total number of shares of stock which the Corporation shall have authority to issue is one Hundred Million (100,000,000). The par value of each of such shares is $.001. All such shares are one class and are shares of Common Stock.

The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The Board of Directors may issue such shares of Common Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated and the resolution or resolutions adopted by them."

        The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 24,499,582; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Donald Bell
Donald Bell (duly authorized)
President

/s/ Donald Bell
Donald Bell (duly authorized)
Secretary